October 28, 1997


Growth Trust
Suite 2810
901 Marquette Avenue South
Minneapolis, Minnesota  55402-3268

Dear Sirs:

This letter serves as an amendment to that Investment Management Services Agreement dated May 13, 1996 by and between Growth Trust, a Massachusetts business trust, on behalf of its underlying series portfolio, Growth Trends Portfolio, and American Express Financial Corporation, a Delaware corporation.

Effective November 1, 1997, the table setting forth asset charges in Part Two
(1)(a) shall be amended and shall read as follows:

         Growth Trends Portfolio

         Assets            Annual rate at
         (billions)        each asset level
         ----------        ----------------
         First  $  1.0            0.600%
         Next      1.0            0.575
         Next      1.0            0.550
         Next      3.0            0.525
         Next      6.0            0.500
         Over  12.0               0.490

AMERICAN EXPRESS FINANCIAL CORPORATION

By: /s/ Pamela J. Moret

Pamela J. Moret, Vice President


ACCEPTED AND AGREED for Growth Trust on behalf of Growth Trends Portfolio.

By: /s/ Leslie L. Ogg

Leslie L. Ogg, Vice President

Dated: October 29, 1997